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Pricing Supplement dated February 7, 1997                         Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series D - Floating Rate

==========================================================================================================================
Principal Amount: $5,000,000                                Initial Interest Rate: To be determined as of 02/10/97
Agent's Discount or Commission: $15,000                     Stated Maturity Date:  02/14/2000
Net Proceeds to Issuer: $4,985,000                          Original Issue Date: 02/12/97
Issue Price: 100%                                           Trade Date:  02/07/97
==========================================================================================================================
Calculation Agent: Chase Manhattan Bank                     Cusip No.:  00756QDY1

Interest Calculation:


         [X]    Regular Floating Rate Note                 [ ]   Floating Rate/Fixed Rate Note
                                                                 (Fixed Rate Commencement Date):
         [ ]    Inverse Floating Rate Note                       (Fixed Interest Date):
                   (Fixed Interest Rate):

         [ ]    Other Floating Rate Note (see attached)

Interest Rate Basis:

         [ ]    CD Rate                                    [ ]   Commercial Paper Rate

         [ ]    Eleventh District Cost of Funds Rate       [ ]   Federal Funds Rate

         [ ]    LIBOR                 Index Currency:

         [ ]    LIBOR Reuters                              [ ]   Treasury Rate

         [X]    LIBOR Telerate
                                                           [ ]   Other:
         [ ]    CMT Rate
                          Designated CMT Telerate Page:
                          Designated CMT Maturity Index:

Initial Interest Reset Date:  February 10, 1997             Spread (+/-):  +0.2800%
Interest Reset Dates:  Two business days prior              Spread Multiplier: N/A
                       to each Interest Payment Date        Maximum Interest Rate:  N/A
                                                            Minimum Interest Rate:  N/A

Interest Payment Dates: The 14th day of each May, August, November and February, commencing May 14, 1997.

Index Maturity: 3-Month LIBOR





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Day Count Convention:

         [ ]    30/360 for the period from               to

         [X]    Actual/360 for the period from  02/12/97 to 02/13/2000

         [ ]    Actual/Actual for the period from        to

Redemption:

         [X]    The Notes cannot be redeemed prior to the Stated Maturity
                Date.

         [ ]    The Notes may be redeemed prior to the Stated Maturity
                Date.
                Initial Redemption Date:
                Initial Redemption Percentage: _____% Annual Redemption
                Percentage Reduction:   ____% until Redemption Percentage is
                100% of the principal amount.
Repayment:

         [X]    The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s): Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         [ ]    Yes      [X]     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         [X]     Book Entry       [ ]     Certificated

Agent acting in the capacity as indicated below:

         [X]     Agent            [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of _____% of principal amount.





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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]    Other Provisions:  PaineWebber, Inc.

         [ ]  Salomon Brothers Inc

                 [ ]  Bear, Stearns & Co. Inc.

                             [ ]  CS First Boston

                                        [ ] Donaldson, Lufkin & Jenrette
                                                Securities Corporation

                                                        [ ] Merrill Lynch & Co.